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NEWS RELEASE                                FOR FURTHER INFORMATION 214-753-6900



                             FOR IMMEDIATE RELEASE

                       HARKEN ANNOUNCES PURCHASE OF TEXAS
                        PANHANDLE OIL AND GAS PROPERTIES

         Dallas, Texas (December 18, 1995)--Harken Energy Corporation ("Harken") (AMEX: "HEC") announced today that it has signed a purchase agreement to acquire certain producing oil and gas properties located in the Texas Panhandle. A recent Ryder Scott independent reserve report estimates future net revenue from the purchased properties to be $73 million and the net present value of $44 million.

         Current production from the properties is approximately 80% natural
gas and 20% oil.   In addition to existing production, the properties have
substantial proved undeveloped reserves which Harken plans to systematically develop over the next two to four years. The properties purchased included an area pipeline and gathering system that has capacity and expansion capability to accommodate the planned development of the properties. Natural gas produced from the properties is extremely rich in terms of BTU content, and therefore, currently sells for a significant premium on a BTU adjusted basis to spot market prices. Natural gas from the properties is currently selling for $3.30 per mcf.

         Under the terms of this purchase, Harken will issue 2.5 million shares of restricted common stock to the sellers, pay $2.5 million in cash and issue a non-recourse note payable to the seller for $13 million. Harken will have the option over the next two years to repay all or part of this $13 million note with restricted common stock at conversion rates tied to future trading prices.

         Mikel D. Faulkner, Chairman of Harken, stated, "This acquisition will significantly increase our domestic asset base and has the development potential to produce very favorable future domestic cash flows." He also added, "The addition of these new properties continues to strengthen our domestic presence and financial capabilities, thereby allowing us to expand our international exploration activities."

         In international news, Harken has selected a drill site for the first well planned to be drilled on the Rio Negro prospect (Torcaz #1) in the Middle Magdelena Basin of Colombia. As previously announced, Harken's financial partner, Kayne-Anderson, will provide $3.5 million that will be utilized by Harken to fund 100% of the estimated costs to drill and complete the first two wells on the prospect. The Company is currently waiting on the approval and issuance of environmental permits by the governmental authority before it can initiate construction of the drill site and subsequent drilling. Independent engineering and reservoir analysis has estimated that utilizing modern drilling and completion technology, approximately 200 million barrels of recoverable hydrocarbon potential exists on the Rio Negro prospect. Harken is in various stages of developing other prospects within its four contract areas in Colombia that now total approximately 900,000 acres.

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HARKEN ENERGY CORPORATION ("HARKEN") (AMEX: "HEC") EXPLORES FOR, DEVELOPS AND
PRODUCES OIL AND GAS RESERVES DOMESTICALLY AND INTERNATIONALLY. THE COMPANY CURRENTLY CONTROLS ACREAGE IN COLOMBIA AND OFFSHORE BAHRAIN AND IS ACTIVE IN THE PARADOX BASIN IN UTAH AND THE ONSHORE GULF COAST OF TEXAS.